Exhibit 99.1

Seven Stars Cloud Reports Solid Second Quarter Operating Results; Exceeds Full Year 2018 Top Line Revenue Estimates During Q2

•	Top line Q2 2018 revenue of $133 Million USD (+207% vs. Q2 2017)

•	YTD 2018 revenue of $319 Million (+317% vs. YTD 2017)

•	Exceeds 2018 revenue estimates of $280 Million; delivering continued strong growth over the same period last year; and maintains EBITDA guidance for 2018

•	Earnings release conference call to be held on Monday August 13, 2018 at 8:00am EST

NEW YORK, August 13, 2018 /PRNewswire/ – Seven Stars Cloud Group, Inc. (NASDAQ: SSC) (“SSC” or the “Company”), announced today its Q2 2018 operating results for the period ending June 30, 2018 (a full copy of the Company’s quarterly report on Form 10-Q will also be posted at www.sec.gov).

Q2 Earnings Conference Call: Chairman and CEO Bruno Wu, President Bob Benya, and CFO Federico Tovar will host a Q2 earnings conference call at 8:00 AM EST today (8:00 PM on Monday August 13, 2018 Beijing/Hong Kong time).

To join the webcast, please visit the ‘Webcasts and Events’ section of the SSC corporate website (http://corporate.sevenstarscloud.com/), or call the toll-free dial-in number: 877-407-3107; International callers should dial: 201-493-6796.

SSC Q2 2018 OPERATING RESULTS

Revenue for Q2 was $133 million as compared to $43.3 million for the same period in 2017, an increase of approximately $89.7 million, or 207% over the same period last year. The increase compared to the same period in 2017 was primarily due to our expanding supply chain management business initiated in November 2017. The Company expects to transition this supply chain business onto its blockchain ecosystem through our 4+2+1 Strategy.

Cost of revenue was approximately $131.5 million in Q2, as compared to $43.3 million for the same period in 2017, which is in line with revenue growth.

SG&A expenses for Q2 was $8.8 million as compared to $3 million for the same period in 2017, an increase of approximately $5.8 million. This was primarily due to share-based compensation to attract top talent as we build out our team in order to execute on our 4+2+1 Strategy.

Professional fees for Q2 were $0.6 million as compared to $0.8 million for the same period in 2017, a decrease of approximately $0.2 million. This decrease was mainly related to the decrease in auditing service fees in 2018 Q2.

Loss per share for Q2 was $0.12 as compared to loss per share of $0.06 for the same period in 2017. Net loss for Q2 2018 was $8.3 million compared to a net loss of $3.8 million in the same period in 2017.

As of June 30, 2018 the company had cash of $1.8 million, total assets of $153.6 million, and total equity of $34.8 million.

Chairman and CEO Bruno Wu stated, “We are performing at a high-level across the organization and, as a result, we are on a path to execute on our strategy in the second half of 2018. We are positioning the Company to be a leading global fintech and asset digitization service provider, and we are setting the Company on a track for high-growth and profitability. SSC will begin to realize the full potential of the assets and partnerships that will drive the Company’s four key product engines – all with operations and actual clients due to go-live in 2018. We fully expect these assets and partnerships to help generate significant shareholder value over the long term. This momentum, along with the continued intensity and focus on execution displayed by our management team, provides us with a strong foundation from which to achieve our core objective, that is establishing SSC as the market leader in global asset digization and delivering value to our shareholders.”

CFO Federico Tovar stated, “We have continued our strong revenue growth YTD 2018, after the significant growth already experienced in Q1, and we are well-positioned for the second half of the year. We have made positive growth-based investments in our new Corporate Headquarters as a FinTech services company in the heart of Wall Street, and management-based incentives which enable us to attract and retain top talent in order to execute on our 4+2+1 Strategy. We anticipate our progression into high-margin blockchain products, currently in our pipeline, which will have a positive impact on our financials and begin to demonstrate the type of profitability the Company can attain for long-term value creation.”

#  # #

About Seven Stars Cloud Group, Inc. (http://www.sevenstarscloud.com/)

Seven Stars Cloud (SSC) is a global fintech and asset digitization services company focused on digital asset production and distribution. Through strategic partnerships with and ownership stakes in leading Artificial Intelligence (AI) and blockchain companies, SSC is bringing transparency, efficiency, cost savings and new ownership paradigms to various markets including finance, commodities/energy, vertical industry/supply chain and consumer. With headquarters in New York, NY and its planned "Fintech Village" center for Technology and Innovation in West Hartford, CT, SSC is pioneering the new blockchain and AI-empowered economy. As part of SSC's 4+2+1 strategy, the Company will drive growth across its core products which are – 1) Digital Financial Assets, 2) Consumer Digital Assets, 3) Commodity and Energy Digital Assets, and 4) TradeTech Digital Assets.

Safe Harbor Statement

This press release contains certain statements that may include "forward looking statements." All statements other than statements of historical fact included herein are "forward-looking statements." These forward looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

CONTACT:

Media Contact
Seven Stars Cloud
Eric Soderberg, Forefront Communications for Seven Stars Cloud
Phone: 914-414-2884
Email: eric@forefrontcomms.com

IR Contacts
Federico Tovar, CFO, Seven Stars Cloud
Chad Arroyo, CMO, Seven Stars Cloud
Email: ir@sevenstarscloud.com

Seven Stars Cloud Group, Inc., Its Subsidiaries and Variable Interest Entities
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2018	2017	2018	2017

Revenue	132,986,538	43,327,868	318,920,359	76,495,611
Cost of revenue	131,454,004	43,272,723	316,994,689	72,615,141
Gross profit	1,532,534	55,145	1,925,670	3,880,470

Operating expenses:
Selling, general and administrative expense	8,790,167	2,992,230	12,528,166	4,337,076
Research and development	679,587	-	725,609	-
Professional fees	640,365	777,583	1,353,298	1,048,525
Impairment of other intangible assets	-	63,621	-	63,621
Depreciation and amortization	13,020	61,100	23,225	257,320
Total operating expense	10,123,139	3,894,534	14,630,298	5,706,542

Income (loss) from operations	-8,590,605	-3,839,389	-12,704,628	-1,826,072

Interest and other income (expense)
Interest income (expense)	-28,137	-3,448	-56,172	-44,750
Change in fair value of warrant liabilities	-	26,117	-	-243,999
Equity in loss of equity method investees	-10,691	-33,090	-30,434	-76,836
Other	18,512	-11,030	367,500	-110,600
Income (loss) before income taxes	-8,610,921	-3,860,840	-12,423,734	-2,302,257

Income tax benefit	-	-	-	-

Net income (loss)	-8,610,921	-3,860,840	-12,423,734	-2,302,257

Net loss attributable to non-controlling interest	290,897	57,221	382,341	631,633

Net income (loss) attributable to SSC shareholders	-8,320,024	-3,803,619	-12,041,393	-1,670,624

Basic loss per share	$(0.12)	$(0.06)	$(0.17)	$(0.03)
Diluted loss per share	$(0.12)	$(0.06)	$(0.17)	$(0.03)

Weighted average shares outstanding:
Basic	71,785,448	61,180,365	70,309,078	58,297,202
Diluted	71,785,448	61,180,365	70,309,078	58,297,202

4